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Subject Company: LifeLock, Inc.

Commission File No.: 001-35671

The following is a transcript of a conference call held on November 21, 2016 announcing Symantec Corporation’s definitive agreement to acquire LifeLock, Inc. The transcript was posted on Symantec Corporation’s website at www.symantec.com.

Acquisition of LifeLock, Inc by Symantec Corp Call

Company Participants

•	Jonathan Doros

•	Gregory S. Clark

•	Nicholas R. Noviello

•	Fran Rosch

•	Unverified Participant

Other Participants

•	Matthew Hedberg

•	Shaul Eyal

•	Keith Weiss

•	Gabriela Borges

•	John DiFucci

•	Brent Thill

MANAGEMENT DISCUSSION SECTION

Operator

Good morning. My name is Regina and I will be your conference operator today. At this time, I would like to welcome everyone to the Symantec Conference Call to discuss the LifeLock acquisition. All lines have been placed on mute to prevent any background noise. After the speaker’s remark, there will be a question-and-answer session. [Operator Instructions] I would now like to turn the conference over to Jonathan Doros. Sir, you may begin.

Jonathan Doros

Good morning, and thank you, for joining our call to discuss Symantec’s acquisition of LifeLock. We’ve posted the presentation reviewing the acquisition on our Investor Relations website. Speakers on today’s call are Greg Clark, Symantec CEO; Nick Noviello, Executive Vice President and CFO; and Fran Rosch, GM of our Consumer Business. This is a live call that will be available for replay via webcast on our website.

I’d like to remind everyone that all references to financial metrics are non-GAAP unless otherwise stated. Today’s call contains forward-looking statements beyond the environment as we currently see it. Those statements are based on current belief, assumptions and expectations speak only as of the current date and as such involve risks and uncertainties that may cause actual results to differ materially from our current expectations. Please refer to the cautionary statement in our press release for more information.

You will also find a detailed discussion about risk factors in our filings with the SEC, and in particular on Form 10-K for the year ended April 1, 2016 and Form 10-Q for the first quarter ended September 30, 2016.

And now, I’d like to introduce our CEO, Greg Clark. Go ahead Greg.

Gregory S. Clark

Thanks, Jonathan. Good morning, I want to begin today’s call by talking about how we are transforming Symantec. With the Blue Coat acquisition, Symantec embarked upon a transformation of its enterprise business to build an integrated cyber defense platform. With that platform and the technology we’ve already brought together between the two companies, we are delighting our customers, generating results and achieving our cost savings objectives and synergies and are well along the path of generating significant long-term shareholder value.

Symantec is now transforming its consumer business by announcing its agreements to acquire LifeLock, a leader in identity protection services with over 4.4 million highly-satisfied members. The purchase consideration is $24 per share for a total enterprise value of $2.3 billion, including assumed employee equity.

With this acquisition, Symantec accelerates its consumer business’ return to growth by offering a digital safety platform to protect information, devices, networks and identity of consumers. This powerful combination of the leading consumer security and identity protection providers is financially compelling for our shareholders. With this acquisition, we now expect our consumer business will enjoy sustainable organic revenue growth and increased profits.

As of September 30, LifeLock’s trailing 12 months revenue was $650 million, representing 16% year-over-year growth. Like with the Blue Coat acquisition, we have valued this transaction on cost synergies alone coming from overlaps in infrastructure and general and administrative costs. There was no product overlap between the Norton and LifeLock consumer businesses.

Though our outlook does not incorporate revenue synergies, we intend to cross-sell LifeLock and Norton offerings into their respective customer bases which we expect will increase ASPs, retention rates in both cohorts over time.

And within Symantec, there is significant separation operationally and organizationally between our consumer and enterprise business units which have separate management teams. We will continue to execute in our current commitments in the Enterprise business. We expect profit contribution from the acquisition during the fiscal year 2018 and earnings accretion from the transaction during fiscal year 2019. I am confident in our ability to generate substantial shareholder value with this acquisition.

Now, I would like to provide some background on Symantec’s Consumer Security business. Symantec’s Consumer Security business, Norton, is the leading consumer security provider with over 50 million users protected across Windows, Android, Mac and iOS platforms. Norton is recognized by multiple third-party tests for award-winning protection and performance. For example, Norton Security won AV-TEST’s coveted Best Protection Award 2015 for home user security. We have more than 63 million attack sensors in over 157 countries in and blocked 3 billion attacks last year. Norton protects users across all platforms including mobile. Norton Mobile Security has analyzed over 30 million Android applications over the past several years and to date, it has identified 15 million apps as malicious and recorded a 77% rise in apps containing unwanted mobile adware. As we reported in our Q2 FY 2017 conference call, our active mobile users grew 56% year-over-year.

Norton has also pioneered a broad set of consumer protection technologies including secure password management, multi-factor authentication, online backup, parental controls, Wi-Fi privacy, and endpoint encryption delivering the most extensive cyber defense platform for consumers.

Now, I’d like to introduce LifeLock and provide some commentary on the combination of Norton and LifeLock. LifeLock has been the leading brand in identity protection services with over 4.4 million highly-satisfied members as demonstrated by a strong Net Promoter Score and high customer retention.

The company has grown by connecting directly with consumers and through developing a strong partner channel including integrating with employee benefit programs and striking marketing partnerships with other strong consumer brands.

LifeLock has a proprietary technology platform with data model attributes covering nearly 100% of U.S. adults. LifeLock has built a unique data lake with hundreds of enterprises contributing data across multiple industries. By applying machine lining and artificial intelligence algorithms to this data, consumer behaviors that are outside of normal patterns can be identified enabling industry-leading identity protection.

We are excited about potential insights from these algorithms working with Symantec’s extensive threat knowledge and cyber threat campaign data. Examples of the kinds of data LifeLock correlates include data from subprime and peer-to-peer lenders, telecommunications providers and financial institutions, creating an integrated, comprehensive view of evolving consumer interactions. This is a meaningful addition to Symantec’s threat telemetry.

As individuals authenticate their purchases for goods and services, for example, credit cards, wireless phones, mortgages, certain patterns emerge. LifeLock applies analytics to understand these complex information relationships and deliver a unique perspective on the opportunity and risk associated with U.S. consumers. LifeLock’s service contains substantial intellectual property and know-how, which powers a comprehensive and differentiated identity protection service.

Let me now discuss why we are so passionate about combining LifeLock with the Norton consumer business. Consumers pay between 2x and 3x more for identity protection than they pay for an endpoint malware protection.

With the acquisition of LifeLock, the value proposition of our customer solutions now extends to include identity protection and recovery services offering the broadest and most comprehensive platform for consumer digital safety.

This combined offering will protect consumer’s digital presence, alert them to suspicious activity and protect them against malware. Our combined service will also help consumers recover when the endpoint or identity become compromised. We intend to cross-sell LifeLock and Norton offerings into the respective customer bases which we expect will increase ASPs and retention rates in both cohorts over time.

Before I turn it over to Nick, I want to reemphasize how financially attractive this combination is for Symantec. With the acquisition of LifeLock, we expect Symantec’s Consumer Security business to return to sustainable top-line revenue growth with non-GAAP operating margins of at least 40%.

By entering the growing identity protection space, we increased the total addressable market for Symantec. And we believe that combining LifeLock identity protection solutions with Norton cybersecurity offerings provides exciting opportunities for additional revenue which include offering Norton’s U.S. customers a market leading identify protection solution, offering LifeLock’s customers the added benefit of Norton’s cybersecurity protection and offering the most comprehensive digital safety solution to an entirely new set of customers and growing our market share.

However, we believe it is prudent not to incorporate these revenue synergies opportunities into our outlook at this time.

Now, I will turn the call over to Nick to review the transaction details and financial overview.

Nicholas R. Noviello

Thank you, Greg, and good morning, everyone. As Greg stated, we have agreed to acquire LifeLock for $24 per share or $2.3 billion in enterprise value including assumed employee equity. The transaction, which is expected to be completed during our fourth fiscal quarter, is subject to the satisfaction of customary closing conditions including completion of the required waiting period under U.S. anti-trust law and LifeLock’s stockholder approval.

We intend to finance the transaction with cash on the balance sheet and new debt of approximately $750 million. In addition, our board of directors has increased our share repurchase authorization to $1.3 billion. We are now targeting up to $500 million in repurchases by the end of fiscal year 2017.

We anticipate achieving $30 million of run rate cost synergies from overlaps in infrastructure and general and administrative cost by the end of fiscal 2018, accelerating to over $80 million of run rate cost synergies by the end of fiscal 2020 with upside. Cost synergy targets are based off of LifeLock’s outlook for total spending.

Given the timing of the expected close, the transaction will have no impact to our fiscal third quarter ending December 30, 2016, and is not expected to have a material impact to our fiscal year 2017 financial results.

Today, we are reaffirming our fiscal year 2017 financial guidance, which we will further update to the degree necessary based on the timing of the close of the transaction.

We are also reaffirming our fiscal 2018 non-GAAP earnings per share guidance of $1.70 to $1.80. That guidance incorporates our most current view on the Symantec business and the strong progress we had made on the Blue Coat integration including towards our commitments around cost efficiencies and synergies. It also represents the expected revenue and profit contribution from LifeLock with cost synergies but without revenue synergies.

Finally, our EPS guidance incorporates the incremental interest expense from new debt, a slightly higher tax rate given LifeLock’s profit are generated largely in the United States, and reflects our continued share repurchases up to $500 million of which we are targeting to complete by the end of fiscal year 2017. We expect earnings accretion from the transaction during the fiscal year 2019 on cost synergies alone.

With respect to Consumer Security, we expect the combination of Norton and LifeLock will return our consumer business to growth, which we expect to be in the low- to mid-single digits with high recurring revenue and non-GAAP operating margins of approximately 40%. As there is no overlap between Norton and LifeLock products, we believe there is no material revenue dis-synergy in combining the two businesses.

The integration of the two businesses will be primarily run by our strong consumer team. For background both operationally and organizationally, there is significant separation between our Consumer and Enterprise businesses including IT systems supporting revenue-generating activities.

And as Greg mentioned before, we believe there is substantial upside opportunity with this acquisition including cross-sell, retention and international expansion. However, with that said, we have not incorporated those opportunities into our outlook at this time.

And to wrap up on financial policy, in addition to authorizing the purchase of LifeLock, our board of directors has approved an increase of our share repurchase authorization to $1.3 billion. As I indicated, we are targeting up to $500 million in repurchases by the end of fiscal 2017. Our commitment to the amount and the timing of our previously announced $550 million in cost efficiencies and synergies remains unchanged, and we remain focused on paying down debt over the medium term and maintaining strong cash flow and a strong balance sheet and cash generation capability. And finally, we are maintaining our $0.30 annual dividend.

So, Greg,

Gregory S. Clark

Thank you, Nick. In conclusion, with the combination of Symantec and LifeLock, we intend to transform Consumer Digital Safety by combining the leader in endpoint protection with the leader in identity protection. Our combined platform will protect all aspects of consumer’s digital lives including information, connections, families and identity. With this transaction, we expect to return our consumer business to growth similar to the transformation of our Enterprise business. As Nick said in his remarks, we are confident in our ability to manage both this and our Enterprise business transformation given the lack of overlap between our businesses.

The Consumer business and the Enterprise business are significantly separate both operationally and organizationally, and I’m confident in our ability to execute here, and I believe the acquisition will drive substantial long-term shareholder value. Thank you very much.

Operator, we’ll open the call for questions.

Q&A

Operator

[Operator Instructions] We ask that you please limit your questions to one and one follow-up. Our first question comes from the line of Matt Hedberg with RBC Capital Markets. Please go ahead.

<Q - Matthew Hedberg>: Hey, guys. Thanks and congrats on the transaction. Greg, maybe at a high level, following the close of the LifeLock deal, can you give us your high level vision for consumer digital safety say five years from now? What does that landscape look like?

<A - Gregory Clark>: I think that’s a great question. We are extremely excited about being able to really deliver what is kind of center of mind for consumers and being able to do more than take care of their endpoint and many of the great things that we do under the Norton brand. We really think that digital safety is something that really resonates with consumers.

And to that end, if I just look around, many of the executives I know, many of the folks that work at Symantec that are LifeLock customers. They come out of pocket for kind of three times the amount that they do for the endpoint protection. And I think the combination of those things is huge financial upside process we discussed.

So, more importantly, identify protection and really protecting people’s their kind of digital lives and digital persona or something that we expect to be a long-term growth tailwind for our consumer business. And our brand is very aligned with that.

I might ask Fran Rosch to comment on some of the testing that we did with our customer cohort around digital safety and around the identity protection combined with Norton. So, I think there’s some good insights in there. Go ahead, Fran.

<A - Fran Rosch>: Right. Thanks, Greg. Yes. I think that – the answer to the question we’ve definitely seen an evolution of what consumers are most concerned about with their digital safety. For many years, we’ve been focused on securing their devices, their devices, their PC, and shifted to mobile. The top concerns now are really tied to, again, protection and the privacy of the information that is located all over placed in the cloud. So, we’ve been talking to our customers, we survey them, we do focus groups, and there’s definitely a high level of attractiveness from our customer base at combining their traditional Norton device protection with this identity protection. And we look forward into – even into 30 years and 5 years out, the whole area of consumer IoT and the automated home is also an area that we think is an opportunity for us in the future.

<Q - Matthew Hedberg>: That’s great. And maybe one for Nick. It sounds like, Nick, at least in your prepared remarks, the $30 million in savings, at least initial savings, there’s G&A and infrastructure-related. I’m curious when you look out to the $80 million, I think, by fiscal 2020, is there anything more included there? Just looking at LifeLock’s P&L at face value, I mean, it looks like some of those savings could be conservative given I think they might spend $80 million in G&A next year alone.

<A - Nicholas Noviello>: Yeah. I think that’s fair. I think that we are being thoughtful about this acquisition on the frontend. And when we talk about G&A and infrastructure, those are the areas where there’s overlapping in public company costs ,where there’s overlapping things like real estate in certain areas. Those are the things we obviously look at and have the ability to just make sure that we’re clean and clear between the two of us. There are a lot more opportunities here, I think, in this overall forecast. And really, I think that speaks to our conservatism in building this forecast and our conservatism in modeling this acquisition.

As you heard, we’ve included revenue synergies in our model. We did not include – I’m sorry. We included cost synergies in our model. We did not, I said in the prepared remarks, include any revenue synergies at all.

So, when we look at the $30 million, when we look at their last-year spend, their last fiscal year of $70 million G&A, when we look at their expectations in terms of spend going forward, we think it’s appropriate to start with $30 million. And when we model that up over time, there are a number of areas where, frankly, between the two of us, we will be able to see and more than achieve those cost synergies.

<A>: Yeah.

Operator

Your next question will come from the line of Shaul Eyal with Oppenheimer. Please go ahead.

<Q - Shaul Eyal>: Thank you. Hi. Good morning, guys, and congrats on the transaction. Greg, you recently launched your own identity solution. What can you tell us, what have you learned from backdrop when you think about LifeLock, why buy versus continue and push your own internal solution?

<A - Gregory S. Clark>: Yeah. So, I think we have couple of comments there. We have been working on and thinking about adding the identity protection value proposition to our consumer business for a long time. We will go back and look over the history between Symantec and LifeLock extends back a number of years.

We did recently announced an identity protection product. We then – so, in preparation for doing that, as Fran commented on just before, we did test whether or not we thought our Norton customers would buy it. Those tests came back extremely positive. So much so that we really like, as I mentioned in the prepared remarks, that identity protection value is multiples of our endpoint protection value. LifeLock has 4.4 million users. We have many, many more than that in the Norton base, and we are really excited about the ability to take that value proposition, combine it with the fantastic customers satisfaction we have in Norton, and we think we’re going to get a really strong result there. Strong enough that when the opportunity to combine our consumer business with the market leader in identity protection, that was something that’s very difficult for us not to execute on because there is such a great affinity and we have such a strong customer base.

Then if you look at the other way and you think about that 4.4 million LifeLock customers, the customer stat that we tested and was definitely as part of our due-diligence, the Net Promoter Scores that people that use LifeLock are extremely high. And we feel really good about being able to take that Norton value proposition and across all that into them and I’ll ask [ph] Brandon (22:31) to put some commentary around that.

<A>: Yeah. The only thing I would add is not all identity protection services are created equal. And we were very impressed at the intellectual property that LifeLock has around the proprietary databases and technology to be able to do some early identification and for fraud sales. So, very excited to see that.

<Q - Shaul Eyal>: Got it. Got it. And maybe building on Matt’s product question that’s coming a little bit from a different direction. So, you did stopped and reposition the enterprise business with the Blue Coat acquisition. Now, you’re revamping the consumer business with the [indiscernible] (23:10) acquisition, but maybe down the road, I don’t know, two or three years and I think also we can view that – you have some strong private equity guys backing you. Do you think strategically there could be some thinking of down the road spinning our or maybe circulating the enterprise in a consumer business?

<A>: I think it’s discussing contrast like that if things are probably not something that’s on their mind. At this time, we have a really strong setup for the Symantec shareholders. We’ve got a great growth, product set and strategy around enterprise. And if you sort of think of it high level, two thirds of our revenue comes from the enterprise and was set up extremely well with the Blue Coat acquisition and product combinations and the early results that we’ve got on that.

We really feel good about our shareholder value and the valuation on the enterprise with an equally performing consumer business that is growing. It’s a strong business. It’s $2.3 billion in size, growing as we talked in our prepared remarks. We like that value accretion to the equity. We think that’s really strong and over time, we feel really good about that. But I think it’s too early to speculate another construct.

Operator

Your next question will come from the line of Keith Weiss with Morgan Stanley. Please go ahead.

<Q - Keith Weiss>: Excellent, guys, and thank you for taking the question. A couple I want to get to, but first this kind of a high level question on focus and really in two directions. One, I think one thing investors are wondering about is why shift the focus in terms of so much investment on the consumer side when the most recent focus has been sort of building out the enterprise out of the business.

And I guess, the second part of the question which is related is can you do both at once? Is this asking too much you’re doing a significant acquisition on the Blue Coat side of the equation? Does the management has the bandwidth to do both, major integration and come up with the new product strategy or sort of integrated product strategy on the enterprise out of the business at the same time doing a significant acquisition on the consumer side of the equation as well.

<A>: Yeah. Thank you. I think that’s a great question and something – as our management team and people that strongly invested in the business, something that we definitely deliberated on and we’re really [indiscernible] (25:50) down on the considerations. So, just to press some history, inside of Symantec, the Consumer business and the Enterprise business are separate business units and they have separate management team construction throughout the organization.

In addition to that, even the backhand systems that support the transactional business in Norton vertically integrated into the business unit, and we have a substantial set of talent that is working on the Enterprise segment integration of Blue Coat, very strong bench, very strong organization underneath that. We feel really good, as we discussed in our Q2 remarks, about where we are in the integration of those things both technically and on the top line and bottom line.

So, we definitely would not be proceeding with the transaction like this if we didn’t feel like we had that in hand. And we have plenty of very experienced folks on our board that also are very interested in that topic. So, I think you can take away from that that that’s something that we definitely pressure-tested our ability to do that.

I’ve also like to comment on Fran Rosch and his team. They run a very strong business in the Consumer segment under Norton. Very predictable and very well run operationally. And the product overlap doesn’t exist between LifeLock and Norton. The identity protection production we had previously brought to market was an OEM. So, this is something where we are really integrating separate capabilities from a very excellent company over at LifeLock that’s extremely – executing extremely well, growing the business in double digit. So, we do feel good about the ability for the excellent LifeLock team and Fran’s team to be able to bring together that combined product and offer it to our customers. And primarily, the integration is in the store front that puts LifeLock and Symantec together. And it is not a bunch of back operation stuff that changes, the call centers, the marketing machines, the selling engine, the support engine inside both entities is intact. And over time, we think we have some upsides there as we can bring some efficiencies through that across the business. So, there’s certainly a ton of [indiscernible] (28:27) on their price.

And I’d just like to point out that consumer is a very important piece of Symantec as a group, an important piece of our strategy. We get a ton of cyber defense threat telemetry from the massive number of consumer probes we have in the world, and they light up bad parts of the Internet for us and we get that – and that benefits our Enterprise customers substantially because it’s the same infrastructure in many cases. So, the focus of that question, we’re all over it, an ability to do both, we feel very good about that.

<Q - Keith Weiss>: Got it. If I can just dig in on the Consumer side a little bit. Without LifeLock, were you guys still on target for returning the underlying consumer business to grow that you [indiscernible] (29:12) maybe two years out for that to stabilize?

<A>: Yeah. Definitely. We feel very good about our Norton business. We exceeded expectations in Q2. And we are definitely on track to address the declines and to return the business. The underlying Norton business back to growth on its own organic scheme and that was progressing very well.

Operator

Your next question will come from the line of Gabriela Borges with Goldman Sachs. Please go ahead.

<Q - Gabriela Borges>: Great. Good morning. Thanks for taking the question. Maybe for Greg and Fran. It would be great if you could give us a little more color on how big you think the cross-sell opportunity could be that 50 million consumer base that you’ll now be addressing together compared to LifeLock’s 4.4 million, maybe based on some of the initial research or due-diligence that you’ve done. How should we think about what percentage of those 50 million customers might be interested in becoming LifeLock customers?

<A>: So, it’s a very good question. Gabriela, I think if you can imagine there being many millions of North American users of Norton that are in the right cohort that would purchase identity protection, it means they’re more affluent and they care about their online identity, that number is extremely large. And we survey them very well. And I’ll ask a friend to make some comments on identity, your question. But the revenue synergy case is an extremely strong one. Go ahead.

<A>: Yeah. Just add. We did several different types of testing over the past several months. And one type of testing which we think had the highest promise is actually be able to go into our current Norton base. We have a very strong millions of Norton customers today in our subscription business. Then at the time of renewal offer them an opportunity to renewal to a broader cyber safety package that includes, not only endpoint security, but identity protection service at a higher ASP. And we were – we thought the results of that were very positive. And that the revenue synergy, which of course, we’re not incorporating to our model. We’re supported by the rise of the adoption of that higher ASP service. That was one we’ve been selling to our installed base.

The second one was actually going out to brand-new customers as we compete against more point provider of just cyber security solutions and to offer the combination of the broader platform. We also saw a pick-up in our acquisition of new customers.

And I think the third type of analysis we did is we actually look at sort of a customer overlap. Customers that had today already using Norton and LifeLock and vice versa. And we thought that was positive and [indiscernible] (32:08) some good friends of light-minded customer base.

So, those are really the three ways we did testing, and we saw good results signed to our current installed base, a brand-new offering to brand new customers and then looking at the overlap between the two customer bases.

<A>: In addition to those comments, the LifeLock brand is extremely strong with that cohort of testing, and we saw a really good result there when presented with the resonance of the LifeLock brand.

<Q - Gabriela Borges>: That’s helpful, I think. And as a follow-up, if I may, on the go-to-market strategy, LifeLock had announced that it had signed a deal with a large wireless carrier on its last earnings call, and I think they had been working to close some other large partner deals. So, maybe just how are you thinking about proceeding with those types of large engagements? And what sort of impact could that have on the revenue opportunities? Thanks very much.

<A>: We feel really good about the relationship with service providers at Symantec since in the addition of the acquisition of Blue Coat which is extremely strong in the network service providers. We have now even a stronger proposition. Norton is extremely important to many of the world’s service providers and identity protection, as you mentioned in the example that you’ve just discussed, show even more traction there. So, I think we have, definitely with this announcement, have seriously increased our importance to the service provider cohort, which I think is a very powerful [indiscernible] (33:37) market for the entire Symantec. Fran, do you want to add to anything?

<A - Fran Rosch>: Yeah. The comment I would say is kind of directional. I think there are a lot of partners that LifeLock are working today that we’ll be able to go to and give them a broader value proposition by adding the Norton type security services. And service providers are [indiscernible] (33:55) were both very active. And there’s also a whole set of Norton partners that we even – we had for some, in some case, decades that are anxious to get additional services that could go ahead and put through their channels with their consumers. So, we’ll be happy to bring the very strong LifeLock offering into that channel as well.

<A>: And there’s some one other comment I would like to make. And we have many, many tens of millions of enterprise users. LifeLock has a great corporate benefits package, and we feel really excited about being able to follow some of our enterprise users home, which is also great growth trajectory for us.

Operator

Your next question will come from the line of John DiFucci with Jefferies. Please go ahead.

<Q - John DiFucci>: Thanks. My question is for Nick. Nick, you guided to maintain fiscal 2018 EPS of $1.70 to

$1.80, but the cost of debt is much less than the comfortably profitable margins that LifeLock had. I know you were conservative, but why wouldn’t it be automatically accretive unless – because I know I’m going to get to this question, most of us will, unless the original $1.70 to $1.80 was at risk.

<A - Nicholas R. Noviello>: Yeah. That’s a good question. So, let me just make sure I walk through it with you again. Obviously, we have our own business that were on a very strong trajectory on, and we feel very good about. So, when I look at what’s going on in the Symantec business and I look at specifically the combination of Blue Coat, which has top line and profit to it and the cost synergies that were coming between the two, as well as the cost savings that Symantec was working on already before Blue Coat even got here. Those things all come together that’s positive.

I indicated you got to offset that by cost to debt, by interest expense from that. You have to offset by a little bit of tax rate. We’re going to have share repurchases, but those share repurchases aren’t going to be at the level that they were planned for before, right? You recalled the prior management team has laid out doing about $1.3 billion of repurchase before the end of this fiscal year. So, there is a share count difference.

So, if you think about share count alone, I would say that as I look at it right now, share count next year and this is looking at a higher level, is going to be north of 640 million shares on a totally diluted basis. So, I think you have to look at those multiple pieces, which is why we kind of talk about it each one. Our forecast in our Symantec business we feel very good about. Feel very good about the commitments we’ve made and our progress towards achieving those commitments across the business.

Obviously, we will add LifeLock in there. We add the synergies in there. And then we load in debt tax and – which we always have. And then the share count point. So, some moving parts there but I hope that helps answer the question.

<Q - John DiFucci>: I think it…

<A>: Hey, John. It’s [indiscernible] (36:54). In the last prepared remarks on Q2, we commented on the share count

$1.70 to $1.80 incorporating $0.10 due to share count.

<Q - John DiFucci>: Great.

<A>: We don’t have a problem with the previous – with the execution on the previous plan.

<Q - John DiFucci>: But the dollar – I mean, the share count question and I apologize. Just want to make sure I get this right. Well, you just said about share count. I mean, that’s not anything new. The share count, I mean, this is modeled, I mean, your share count is not going up today.

<A>: Well, our share count has gone up – has certainly gone up in terms of the share price, right? So, we do have the convertible notes and those do impact share count, and we disclosed that on our IR website. So, we can be as clear as possible about the impact to share count from those ASR – from the convertible notes.

Operator

Our final question will come from the line of Brent Thill with UBS. Please go ahead.

<Q - Brent Thill>: Thanks. Greg, you’ve done about $7 billion of acquisitions now with Blue Coat, are you going to slow down in the short term or are you open to further transactions? And I had a quick follow-up for Nick.

<A - Gregory S. Clark>: We have no plans for any M&A at this time.

<Q - Brent Thill>: And, Nick, on the consumer margin, you mentioned it’s currently over 50%. You expect that to slow down roughly 40%. Are you embedding other investments into that other than LifeLock coming on?

<A - Nicholas R. Noviello>: Hi, Brent. No. We’re trying to keep that as separate as possible. So, we’re trying to show you and talk about that pro forma of 40% type of range as what we would talk about for our consumer segment to go forward, so no after inclusion of everything together what that would look like. So, we talked about the top line growth rate of that segment and then the expected or the pro forma margins being in that 40%-plus range.

Operator

I would now turn the conference back over to management for any further remarks.

Unverified Participant

Thank you. Thank you, all, very much for getting on the call today and wish all of the folks in the United States Happy Thanksgiving. Thank you very much.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you, all, for joining, and you may now disconnect.

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FORWARD LOOKING STATEMENTS

This transcript contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements regarding Symantec’s financial guidance, the acquisition of LifeLock and the time frame in which this will occur, Symantec’s financing of the acquisition, and the expected benefits to Symantec, LifeLock, and their respective customers, stockholders and investors from completing the acquisition, including without limitation expected revenue and subscriber growth, improvements to total addressable market and value proposition, earnings accretion and cost savings, statements regarding cost reduction, integration and synergy efforts, and the potential benefits to be derived therefrom. These statements are subject to known and unknown risk’s, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from results expressed or implied in this transcript. Such risk factors include those related to: obtaining required regulatory clearances and LifeLock stockholder approval and the satisfaction of other closing conditions, the potential impact on the businesses of LifeLock and Symantec due to uncertainties regarding the acquisition; the retention of employees of LifeLock and the ability of Symantec to successfully integrate LifeLock and to achieve expected benefits; general economic conditions; fluctuations and volatility in Symantec’s stock price; the ability of Symantec to successfully execute strategic plans; maintaining customer and partner relationships; anticipated growth of certain market segments; fluctuations in tax rates and currency exchange rates; the timing and market acceptance of new product releases and upgrades; and the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this transcript. Symantec assumes no obligation, and do not intend, to update these forward-looking statements or reasons why results might differ as a result of future events or developments. Additional information concerning these and other risk factors is contained in the Risk Factors section of Symantec’s Form 10-K for the year ended April 1, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 and in the Risk Factors section of LifeLock’s Form 10-K for the year ended December 31, 2015 and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016. Any information regarding pre-release of Symantec offerings, future updates or other planned modifications is subject to ongoing evaluation by Symantec and therefore subject to change. This information is provided without warranty of any kind, express or implied. Customers who purchase Symantec offerings should make their purchase decision based upon features that are currently available. We assume no obligation to update any forward-looking information contained in this transcript.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION

In connection with the proposed transaction, LifeLock will file a proxy statement with the SEC. The definitive proxy statement will be mailed to LifeLock stockholders and will contain important information about the proposed transaction and related matters. LIFELOCK STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. LifeLock stockholders are advised that they may obtain free copies of the proxy statement filed by LifeLock with the SEC (when this document becomes available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the proxy statement may be obtained (when this document becomes available) from LifeLock’s website at http://investor.LifeLock.com/ or from LifeLock by written request to Investor Relations, 60 East Rio Salado Parkway, Suite 400 Tempe, Arizona 85281.

Additionally, LifeLock and Symantec will file other relevant materials in connection with the proposed acquisition of LifeLock by Symantec pursuant to the terms of an Agreement and Plan of Merger by and among, Symantec, L1116 Merger Sub, Inc., a wholly owned subsidiary of Symantec, and LifeLock Symantec, LifeLock and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of LifeLock stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Symantec’s executive officers and directors in the solicitation by reading Symantec’s most recent Annual Report on Form 10-K, which was filed with the SEC on May 20, 2016 and the proxy statement for Symantec’s 2016 annual meeting of stockholders, which was filed with the SEC on September 9, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Symantec’s Investor Relations Website at http://investor.symantec.com. Information concerning the interests of LifeLock’s participants in the solicitation, which may, in some cases, be different than those of LifeLock’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.